EXHIBIT 5.1

May 5, 2000


La Jolla Diagnostics, Inc.
7855 Ivanhoe Ave., Suite 322
La Jolla, CA 92037

Re:  La Jolla Diagnostics, Inc.
     2000 Incentive Stock Bonus and Option Plan
     Registration Statement on Form S-8

Ladies and Gentlemen:

As legal counsel for La Jolla Diagnostics, Inc., a California corporation (the "Company"), we are rendering this opinion in connection with the registration under the Securities Act of 1933, as amended, of up to 5,000,000 shares of the Common Stock of the Company which may be issued pursuant to the Company's 2000 Incentive Stock Bonus and Option Plan (the "Plan"). We have examined all instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies.

We are admitted to practice only in the State of California and we express no opinion concerning any law other than the law of the State of California, and the federal law of the United States.

Based on such examination, we are of the opinion that the options to be granted and the 5,000,000 shares of Common Stock which may be issued pursuant to the Plan when issued against payment of the consideration therefor in accordance with the provisions of the Plan, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and the use of our name wherever it appears in said Registration Statement.


Respectfully submitted,


/s/ BLANCHARD, KRASNER & FRENCH
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BLANCHARD, KRASNER & FRENCH
A Professional Corporation

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